Exhibit 4.147
FIFTEENTH AMENDMENT TO
SIXTH AMENDED AND RESTATED CREDIT AGREEMENT
This Fifteenth Amendment to Sixth Amended and Restated Credit Agreement (this “Fifteenth Amendment”) is made as of June 9, 2026 by and among Credit Acceptance Corporation, a Michigan corporation (the “Company”), Fifth Third Bank, N.A., successor by merger to Comerica Bank and the other banks signatory hereto (individually, a “Bank” and collectively, the “Banks”) and Fifth Third Bank, N.A., successor by merger to Comerica Bank, as administrative agent for the Banks (in such capacity, “Agent”).
RECITALS
A.The Company, Agent and the banks party thereto entered into that certain Sixth Amended and Restated Credit Acceptance Corporation Credit Agreement, dated as of June 23, 2014 (as amended by that certain First Amendment to Sixth Amended and Restated Credit Agreement, dated as of June 11, 2015, that certain Second Amendment to Sixth Amended and Restated Credit Agreement, dated as of June 15, 2016, that certain Third Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement, dated as of June 28, 2017, that certain Fourth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 27, 2018, that certain Fifth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 24, 2019, that certain Sixth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 30, 2020, that certain Seventh Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement dated as of December 15, 2020, that certain Eighth Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement dated as of October 6, 2021, that certain Ninth Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement dated as of June 22, 2022, that certain Tenth Amendment to Sixth Amended and Restated Credit Agreement dated as of May 3, 2023, that certain Eleventh Amendment to Sixth Amended and Restated Credit Agreement dated as of June 22, 2023, that certain Twelfth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 17, 2024, that certain Thirteenth Amendment to Sixth Amended and Restated Credit Agreement dated as of July 26, 2024, that certain Fourteenth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 24, 2025, and as further amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”) under which the banks party thereto renewed and extended (or committed to extend) credit to the Company, as set forth therein.
B.The Company has requested that Agent and the Banks agree to the amendments to the Credit Agreement contained herein and Agent and the undersigned Banks are willing to do so, but only on the terms and conditions set forth in this Fifteenth Amendment.
NOW, THEREFORE, Company, Agent and the Banks party hereto agree:
1.Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety to read as follows:

“Extended Maturity Date” shall mean any Maturity Date of Extending Banks established from time to time pursuant to an Extension Agreement entered into after the Fifteenth Amendment Effective Date pursuant to Section 2.16 hereof.

“Maturity Date” shall mean June 22, 2029.

“Non-Extended Maturity Date” shall mean any Maturity Date of Non-Extending Banks established from time to time pursuant to an Extension Agreement entered into after the Fifteenth Amendment Effective Date pursuant to Section 2.16 hereof.

“Swing Line Maximum Amount” shall mean Fifty Million Dollars ($50,000,000).
2.The following definition is hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:
“Fifteenth Amendment Effective Date” shall mean June 9, 2026.

3.Section 2.5(c)(iv) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(iv)     the principal amount of such Swing Line Advance, plus the amount of any other outstanding Advance of the Swing Line to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Base Rate Advance at least Three Hundred Thousand Dollars ($300,000) and (ii) in the case of a Quoted Rate Advance or a Term SOFR Advance at least Three Hundred Thousand Dollars ($300,000) (or a larger integral multiple of One Hundred Thousand Dollars ($100,000)), and at any one time there shall not be in effect more than ten (10) Applicable Interest Rates and Interest Periods;”

4.Schedule 1.1 to Credit Agreement is amended, restated and replaced in its entirety by the Schedule 1.1 attached as Attachment 1 to this Fifteenth Amendment.
5.Schedule 1.2 to Credit Agreement is amended, restated and replaced in its entirety by the Schedule 1.2 attached as Attachment 2 to this Fifteenth Amendment. The cover page to the Credit Agreement shall be amended to reflect the Banks’ titles set forth in Schedule 1.2 attached hereto.
6.This Fifteenth Amendment shall become effective according to the terms and as of the date hereof (the “Fifteenth Amendment Effective Date”), upon satisfaction of the following conditions:
(a)receipt by the Agent of .pdf copies of counterpart originals of:
(i)this Fifteenth Amendment, duly executed and delivered by the Company and the Banks;
(ii)a Reaffirmation of Loan Documents duly executed and delivered by the Company and each of the Guarantors;
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(iii)a certificate from the secretary (or other authorized officer) of Company and each Guarantor certifying: (A) as to the adoption of authorizing resolutions in connection with this Fifteenth Amendment and the Reaffirmation of Loan Documents and attaching true and correct copies thereof, (B) that no consents or authorizations of any third parties are required in connection therewith, and (C) that either there have been no changes to the organizational documents of such party previously delivered to Agent or that true and accurate copies of organizational documents are being provided to Agent with such certificate; and
(b)Company shall have paid to Agent and the applicable Banks all interest, fees and other amounts, if any, due and owing to the Agent and such Banks as of the Fifteenth Amendment Effective Date.
7.Company hereby certifies that (a) all necessary actions have been taken by the Company to authorize execution and delivery of this Fifteenth Amendment and (b) after giving effect to this Fifteenth Amendment, no Default or Event of Default has occurred and is continuing on the effective date of the Fifteenth Amendment.
8.The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.19, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement, except to the extent such representations and warranties speak only as of a specific date.
9.Except as specifically set forth above, this Fifteenth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.
10.Unless otherwise defined to the contrary herein, all capitalized terms used in this Fifteenth Amendment shall have the meaning set forth in the Credit Agreement.
11.This Fifteenth Amendment may be executed in counterparts in accordance with Section 13.10 of the Credit Agreement.
12.This Fifteenth Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.
[Signatures Follow on Succeeding Pages]

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WITNESS the due execution hereof as of the day and year first above written.

CREDIT ACCEPTANCE CORPORATION

By:     /s/ James B. Brinkley
Name: James B. Brinkley
Title: Senior Vice President and Treasurer

FIFTH THIRD BANK, N.A., successor by merger to Comerica Bank, as Administrative Agent and a Bank

By:     /s/ Minh Huong
Name: Minh Huong
Title: Vice President

BANK OF MONTREAL, as a Bank

By:     /s/ Lauren Harte
Name: Lauren Harte
Title: Director

CITIZENS BANK, N.A., as a Bank

By:     /s/ Elaine Frydrych
Name: Elaine Frydrych
Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK,
as a Bank

By:     /s/ Jim Berkeybile
Name: Jim Berkeybile
Title: VP Auto Finance

FLAGSTAR BANK, N.A., as a Bank

By:     /s/ Blake Chandler
Name: Blake Chandler
Title: Senior Vice President

KEYBANK, NATIONAL ASSOCIATION,
as a Bank

By:     /s/ Michael Dolson
Name: Michael Dolson
Title: Senior Vice President

FIRST MERCHANTS BANK, as a Bank

By:     /s/ Lydia Mansoor
Name: Lydia Mansoor
Title: Vice President

FIRST HORIZON BANK, as a Bank

By:     /s/ Jacob Chapman
Name: Jacob Chapman
Title: AVP

ATTACHMENT 1 TO FIFTEENTH AMENDMENT
Schedule 1.11
PRICING MATRIX

	The Applicable Margin For		Applicable Fee Percentage For
Notwithstanding the Company’s Rating Level:	Advances carried at the Base Rate	Advances carried at Adjusted Term SOFR	Letter of Credit Fee
	0.75%	1.75%	1.75%

Basis for Pricing*		Applicable Fee Percentage For Revolving Credit Facility Fee
If Revolving Credit Outstandings for the Applicable Quarter are <20% of the Revolving Credit Maximum Amount	Level I	0.450%
If Revolving Credit Outstandings for the Applicable Quarter are ≥20% and ≤50% of the Revolving Credit Maximum Amount	Level II	0.325%
If Revolving Credit Outstandings for the Applicable Quarter are >50% of the Revolving Credit Maximum Amount	Level III	0.200%

“Revolving Credit Outstandings” shall mean, for any Applicable Quarter, the average daily amount of all outstanding Advances (including Swing Line Advances) and Letter of Credit Obligations for such period.
“Applicable Quarter” shall mean the most recent fiscal quarter of the Company ended prior to the date on which any payment of the Revolving Credit Facility Fee is due under Section 2.13 of the Existing Credit Agreement.
“Term SOFR Adjustment” for purposes of calculating Adjusted Term SOFR, shall mean 0.00% (0 basis points) per annum.

1 All terms not defined on this Schedule 1.1 are as defined in the Credit Agreement.

ATTACHMENT 2 TO FIFTEENTH
Schedule 1.2
PERCENTAGES

Banks	Revolving Credit Commitment	Percentage
Fifth Third Bank, N.A. (Co-Lead Arranger, Joint Bookrunner and Administrative Agent)	$95,000,000	24.358974359%
First Horizon Bank (Joint Bookrunner and Co-Lead Arranger)	$60,000,000	15.384615385%
Citizens Bank, N.A. (Joint Bookrunner and Co-Lead Arranger)	$55,000,000	14.102564103%
KeyBank, National Association (Joint Bookrunner and Co-Lead Arranger)	$50,000,000	12.820512821%
Bank of Montreal (Joint Bookrunner and Co-Lead Arranger)	$40,000,000	10.256410256%
The Huntington National Bank (Co-Syndication Agent)	$35,000,000	8.974358974%
First Merchants Bank (Co-Syndication Agent)	$30,000,000	7.692307692%
Flagstar Bank, FSB (Co-Syndication Agent)	$25,000,000	6.410256410%
TOTAL	$390,000,000	100.000000%